Exhibit 5.4

May 15, 2012

United States Securities and Exchange Commission

Re:	Registration Statement on Form F-9 dated May 15, 2012 (the "Registration Statement") of Suncor Energy Inc.

Dear Sirs:

        We are a firm of independent qualified reserves evaluators of Calgary, Alberta having prepared reports evaluating the reserves of Suncor Energy Inc. as at December 31, 2011, as described in the Annual Information Form ("AIF") of Suncor Energy Inc. dated March 1, 2012.

        We refer to the Registration Statement relating to the offering of Debt Securities by Suncor Energy Inc. and hereby consent to the reference to our firm under the heading "Interest of Experts" and to the use of our Report which is incorporated in the Registration Statement by reference to the AIF.

Sincerely,
SPROULE ASSOCIATES LIMITED and SPROULE INTERNATIONAL LIMITED
By:	/s/ HARRY J. HELWERDA
Name: Harry J. Helwerda, P.Eng., FEC Title: Executive Vice President

Dated: May 15, 2012
Calgary, Alberta
CANADA